EXHIBIT 10.6

      Shown below are the parties to, and terms of, the Company's Master Service Agreements.

                                                                                  Fees changed per
                                                                                Exhibit A to agreement
                       Agreement                                          ---------------------------------
---------------------------------------------------------                 Brand, marketing        Accounting/
Customer                           Store Name and Address                 and administrative      Compliance
--------                           ----------------------                -------------------     -----------

5110 Race, LLC                     Bryant Street Grow Facility               $   2,000             $  5,500
                                   c/o 5110 Race, LLC
                                   5110 Race St.
                                   Denver, CO  80216

5110 Race, LLC                     The Sanctuary                             $   4,500             $  5,500
                                   c/o 5110 Race, LLC
                                   5110 Race St.
                                   Denver, CO  80216

Annie's Tobacco Emporium, LLC      The Annie                                 $   4,500             $  2,500
                                   c/o Annie's Tobacco Emporium, LLC
                                   135 S. Nevada St.
                                   Central City, CO  80427

Boulder County Caregivers, LLC     The Ridge                                 $   4,500             $  5,500
                                   c/o Boulder County Caregivers, LLC
                                   P.O. Box 150247
                                   Lakewood, CO 80215

Colorado Blvd. LLC                 The Spring                                $   4,500             $  2,500
                                   c/o Colorado Blvd., LLC
                                   15 Colorado Blvd.
                                   Idaho Springs, CO  80452

Rocky Mountain Farmacy, Inc.       The Retreat                               $   4,500             $  5,500
                                   c/o Rocky Mountain Farmacy, Inc.
                                   P.O. Box 150247
                                   Lakewood, CO 80215

Rocky Mountain Farmacy, Inc.       The Shelter                               $   4,500             $  5,500
                                   c/o Rocky Mountain Farmacy, Inc.
                                   P.O. Box 150247
                                   Lakewood, CO 80215

North Federal, LLC                 The Grove                                 $   4,500             $  5,500
                                   c/o 5110 Race, LLC
                                   5110 Race St.
                                   Denver, CO  80216

Western Remedies, LLC              The Haven                                 $   4,500             $  5,500
                                   c/o Western Remedies, LLC
                                   5110 Race St.
                                   Denver, CO  80216

                            MASTER SERVICE AGREEMENT

     This Master Service Agreement (this "Agreement") is entered into this 1st day of January, 2014 ("Effective Date") by and between Strainwise, LLC, a Colorado limited liability company ("SW") and ________________, a Colorado limited liability company ("Customer").

All services provided under this Agreement shall be defined in a Customer Order that is clearly identified with this Agreement.

                             ARTICLE 1. DEFINITIONS

1.1 "Affiliate" shall mean an entity that now or in the future, directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the foregoing, "control" shall mean the ownership of (i) greater than fifty percent (50%) of the voting power to elect the directors of the company, or (ii) greater than fifty percent (50%) of the ownership interest in the company.

1.2 "Confidential Information" is information marked or otherwise identified in writing by a party to this Agreement as proprietary or confidential or that, under the circumstances surrounding the disclosure, ought in good faith to be treated as proprietary or confidential. Confidential Information includes non-public information regarding either party's products, features, marketing and promotions, and the negotiated terms of the parties' agreements, except as otherwise required by action of law. Confidential information does not include information which: (i) the recipient developed independently; (ii) the recipient knew before receiving it under the relevant agreement; or (iii) is or subsequently becomes publicly available or is received from another source, in both cases other than by a breach of an obligation of confidentiality.

1.3 "Service" shall mean any SW professional service as provided for under this Agreement, and may include development, product support, consulting, and logistical services described in a Service Schedule.

1.4 "Service Schedule" shall mean a schedule attached hereto, or signed between the parties from time to time and expressly incorporated into this Agreement, setting forth terms and conditions specific to a particular Service made available by SW, attached hereto as Exhibit A.

1.5 "Service Term" shall mean the duration of time (measured starting on the Effective Date) for which Service is ordered, which may be specified in the Customer Order, attached hereto as Exhibit A. The Service Term shall continue on a month-to-month basis after expiration of the stated Service Term, until terminated by either party upon thirty (30) days' written notice to the other.

                         ARTICLE 2. DELIVERY OF SERVICE

2.1 SW agrees to provide consulting, product supply, and logistical services under the terms and conditions of this Agreement. The precise scope of any Services under this Agreement will be specified in the Service Schedule entered into under this Agreement. SW's ability to deliver the Services depends upon full and timely cooperation by Customer and Customer's staff, as well as the accuracy and completeness of any information provided.

2.2 Submission of Customer Order(s). To order any Service, Customer may submit to SW a Customer Order requesting Service. The Customer Order must include a description of the Service, the non-recurring charges and monthly recurring charges for Service and the applicable Service Term.

2.3 Credit Approval and Deposits. Customer will provide SW with credit Information if requested, and delivery of Service may be subject to credit approval. SW may require Customer to make a deposit or deliver another form of security as a condition to (a) SW's acceptance of any Customer Order; (b) SW's continuation of any Service, only in the event that (i) Customer falls to make payment to SW of any undisputed amount when due, or
      (ii) Customer has a material, negative change in financial condition (as determined by SW in its reasonable discretion). Any deposit will be limited to two (2) months' estimated charges for Service and will be due upon SW's written request. Any deposit will be held by SW as security for payment of Customer's charges. When Service to Customer is terminated, the amount of the deposit will be credited to Customer's account and any remaining credit balance will be refunded. Any deposit paid by Customer pursuant to this Section 2.3 will be held by SW in accordance with the applicable law governing such deposit.

2.4 Customer-Provided Equipment. SW may install certain Customer-provided equipment upon commencement of the Service, but SW shall not be responsible for the operation or maintenance of any Customer-provided equipment. SW undertakes no obligations and accepts no liability for the configuration, management, performance or any other issue relating to any Customer-provided equipment used in connection with the Service.

                         ARTICLE 3. BILLING AND PAYMENT

3.1 Commencement of Billing. Billing will commence upon the execution of a specific Customer Order unless otherwise stated in the respective Customer Order.

3.2 Charges. The Customer Order will set forth the applicable non-recurring charges and recurring charges for the Service, which charges shall be consistent with any fees or pricing terms that may be specifically set forth on the applicable Service Schedule for such Service. Unless otherwise expressly specified in the Customer Order, any non-recurring charges shall be invoiced by SW to Customer upon the execution of the Customer Order. However, in the event such Service requires SW to install or construct additional facilities in the provision of the Service, such Customer Order may specify non-recurring charges that are payable by Customer in advance, as mutually agreed between the parties and specified in the Customer Order. If Customer requests and SW approves (in its sole discretion) any changes to the Customer Order or Service after acceptance by SW, including, without limitation, the Customer requested date for delivery of Service, additional non-recurring charges and/or monthly recurring charges not otherwise set forth in the Customer Order may apply provided all such fees are pre-approved by Customer.

3.3 Payment of invoices. Invoices are delivered monthly. SW bills in advance for Service to be provided during the upcoming month, except for charges that are dependent upon usage of Service, which are billed in arrears. Billing for partial months is prorated based on a calendar month. All invoices are due thirty (30) days after the date of invoice. Unless otherwise specified on the particular invoice, all payments shall be due and payable in U.S. Dollars. Past due amounts bear interest at a rate of 1.5% per month (or the highest rate allowed by law, whichever is less) beginning from the date first due until paid in full.

3.4 Taxes and Fees. All charges for Service are exclusive of Applicable Taxes (as defined below). Except for taxes based on SW's net income, Customer will be responsible for all applicable taxes that arise in any jurisdiction, including, without limitation, value added, consumption, sales, use, gross receipt's, excise, access, bypass, franchise or other taxes, fees, duties, charges or surcharges, however designated, imposed on, incident to, or based upon the provision, sale or use of the Service (collectively "Applicable Taxes").

 3.5 Regulatory and Legal Changes. In the event of any change in applicable law, regulation, decision, rule or order that materially increases the costs or other terms of delivery of Service, SW and Customer will negotiate regarding the rates to be charged to Customer to reflect such increase in cost and, in the event that the parties are unable to reach agreement respecting new rates within thirty (30) days after SW'S delivery of written notice requesting renegotiation, then (a) SW may pass such increased costs through to Customer, and (b) if SW elects to pass such increased costs through to Customer, Customer may terminate the affected Service without termination liability by delivering written notice of termination no later than thirty (30) days after the effective date of the rate increase. Further, if any Federal, state or local governing body determines that any terms of delivery of services under this Master Service Agreement constitutes non-compliance of an applicable law, regulation, decision, rule or order, then SW and Customer will negotiate in good faith to make the necessary changes to this Master Service Agreement to rectify any deficiencies causing non-compliance. If SW and Customer are not able to mutually agree upon changes in the terms of service to rectify any such non-compliance within 30 days of becoming aware of any such non-compliance, then this Master Service Agreement automatically becomes null and void without penalty to either party.

3.6 Disputed Invoices. If Customer reasonably disputes any portion of a SW invoice, Customer must pay the undisputed portion of the invoice and submit written notice of the claim (with sufficient detail of the nature of the claim, the amount and invoices in dispute and information necessary to identify the affected Service(s)) for the disputed amount. All claims must be submitted to SW in writing within thirty (30) days from the date of the invoice for those Services. Customer waives the right to dispute any charges not disputed within such thirty (30) day period. In the event that the dispute is resolved against Customer, Customer shall pay such amounts plus interest at the rate referenced in Section 3.3.

3.7   Termination Charges.

      Customer may terminate Service prior to the end of the Service Term upon sixty (60) days' prior written notice to SW (with sufficient detail necessary to identify the affected Service). In the event that Customer terminates Service or in the event that the delivery of Service is terminated by SW as the result of an uncured default by Customer pursuant to Section 4.2 of this Agreement, Customer shall pay SW a termination charge equal to the sum of:

     (i) all unpaid amounts for Service provided through the date of termination; any third party cancellation/termination charges related to the installation and/or termination of ancillary services for which SW committed on behalf of Customer;

     (ii) the non-recurring charges for any cancelled Service, if not already paid;

    (iii) for any recurring Service, 50% of the remaining monthly recurring charges that would have been incurred for the Service.

      The parties acknowledge that the cancellation or termination charges set forth in this Section 3.7 are a genuine estimate of the actual damages that SW will suffer and are not a penalty.

                         ARTICLE 4. TERM AND TERMINATION

4.1 Term. This Agreement shall become effective on the Effective Date and shall continue for a period of ten (10) years thereafter ("Agreement Term"), unless earlier terminated as provided herein. At the end of the initial Agreement Term, the Agreement Term shall automatically renew on a month-to-month basis until terminated by either party upon thirty (30) days' prior written notice to the other party.

      Except as otherwise set forth herein, SW shall deliver the Service for the entire duration of the Service Term, and Customer shall pay all charges for delivery thereof through the end of the Service Term. To the extent that the Service Term for any Service extends beyond the Agreement Term, then this Agreement shall remain in full force and effect for such Service until the expiration or termination of such Service Term.

4.2 Default By Customer. If (i) Customer makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy or other insolvency protection against Customer is filed and not dismissed within sixty (60) days; (iii) Customer fails to make any payment required hereunder when due, and such failure continues for a period of five (5) business days after written notice from SW, or (iv) Customer fails to observe and perform any material term of this Agreement (other than payment terms) and such failure continues for a period of thirty (30) days after written notice from SW; then SW may (A) terminate this Agreement and any Customer Order, in whole or in part, in which event SW shall have no further duties or obligations thereunder, and/or (B) subject to Section 5.1, pursue any remedies SW may have under this Agreement, at law or in equity.

4.3 Default By SW. If (i) SW makes a general assignment for the benefit of its creditors, files a voluntary petition in bankruptcy or any petition or answer seeking, consenting to, or acquiescing in reorganization, arrangement, adjustment, composition, liquidation, dissolution or similar relief; (ii) an involuntary petition in bankruptcy or other insolvency protection against SW is filed and not dismissed within sixty (60) days; or (ii) SW fails to observe and perform any material term of this Agreement and such failure continues for a period of thirty (30) days after written notice from Customer; then Customer may (A) terminate this Agreement and/or any Customer Order, in whole or in part, in which event Customer shall have no further duties or obligations thereunder, and/or
      (B) subject to Section 5.1, pursue any remedies Customer may have under this Agreement, at law or in equity.

                   ARTICLE 5. LIABILITIES AND INDEMNIFICATION

5.1 No Special Damages. Notwithstanding any other provision hereof, neither party shall be liable for any damages for loss of profits, loss of revenues, loss of goodwill, loss of anticipated savings, loss of data or cost of purchasing replacement services, or any indirect, incidental, special, consequential, exemplary or punitive damages arising out of the performance or failure to perform under this Agreement or any Customer Order.

5.2 Personal Injury and Death. Nothing in this Agreement shall be construed as limiting the liability of either party for personal injury or death resulting from the negligence of a party or its employees.

5.3 Disclaimer of Warranties. SW MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW. STATUTORY OR OTHERWISE, INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE, EXCEPT THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY APPLICABLE SERVICE SCHEDULE.

5.4 Indemnification. Each party hereby indemnifies, defends and holds harmless the other party, its parents, subsidiaries and affiliates, and their respective officers, directors, agents, employees and contractors, from and against any and all claims, actions, liabilities, damages, costs, expenses or losses of any kind whatsoever (including reasonable attorneys' fee and disbursements) relating to or resulting from: (i) any negligent acts or omissions or willful misconduct of that party and/or its agents or employees; or (ii) any material breach by a party of any of its obligations, covenants, agreements, warranties or representations under this Agreement.

                            ARTICLE 6. SERVICE LEVELS

6.1 SW shall provide the services as more fully described in the Service Schedule, attached hereto as Exhibit A.

                            ARTICLE 7. GENERAL TERMS

7.1 Confidentiality and Disclosure. For a period of ten (10) years after disclosure, neither party will use the other's Confidential Information, as defined herein, without the other's written consent except in furtherance of the relationship created by this Agreement or subsequent agreements or disclose the other's confidential information except (i) to obtain advice from legal or financial consultants, or (ii) if compelled by law, in which case the disclosing party will use its best efforts to give the other party notice of the requirement so that the disclosure can be contested. The parties to this Agreement will take reasonable precautions to safeguard each other's Confidential Information. Such precautions will be at least as great as those each take to protect their own Confidential Information. The parties to this Agreement will disclose each other's Confidential Information to their respective employees or consultants only on a need-to-know basis and subject to the confidentiality obligations imposed here. When Confidential Information is no longer necessary to perform any obligation under any of the agreements, each party will return it to the other or destroy it at the other's request.

7.2 Force Majeure. Neither party shall be liable, nor shall any credit allowance or other remedy be extended, for any failure of performance due to causes beyond such party's reasonable control ("force majeure event"). In the event SW is unable to deliver Service as a result of a force majeure event, Customer shall not be obligated to pay SW for the affected Service for so long as SW is unable to deliver the affected Service.

7.3 Assignment and Resale. Except for an assignment to an Affiliate, neither party may assign its rights and obligations under this Agreement or any Customer Order or Service Schedule without the express prior written consent of the other party, which will not be unreasonably withheld. This Agreement shall apply to any permitted transferees or assignees. Notwithstanding any permitted assignment by Customer, Customer shall remain liable for the payment of all charges due under each Customer Order.

7.4   Affiliates
      (A) Service may be provided to Customer pursuant to this Agreement by an Affiliate of SW. If a Customer Order requires the delivery of Service in a jurisdiction where, in order for such Customer Order to be enforceable against the parties, additional terms must be added, then the parties shall incorporate such terms into the Customer Order (preserving, to the fullest extent possible, the terms of this Agreement). Notwithstanding any provision of Service to Customer pursuant to this Agreement by an Affiliate of SW, SW shall remain responsible to Customer for the delivery and performance of the Service in accordance with the terms and conditions of this Agreement.

      (B) The parties acknowledge and agree that Customer's Affiliates may purchase Service under this Agreement; provided, however, any such Customer Affiliate purchasing Service hereunder agrees that such Service is provided pursuant to and governed by the terms and conditions of this Agreement. Customer shall be jointly and severally liable far all claims and liabilities arising under this Agreement related to Service ordered by any Customer Affiliate, and any event of default under this Agreement by any Customer Affiliate shall also be deemed an event of default by Customer. Any reference to Customer in this Agreement with respect to Service ordered by a Customer Affiliate shall also be deemed a reference to the applicable Customer Affiliate.

      (C) Notwithstanding anything in this Agreement to the contrary, either party may provide a copy of this Agreement to its Affiliate or such other party's Affiliate for purposes of this Section 7.3, without notice to, or consent of, the other party.

7.5 Notices. Notices hereunder shall be in writing and sufficient and received if delivered in person, or when sent via facsimile, pre-paid overnight courier, electronic mail (if an e-mail address is provided below) or sent by U.S. Postal Service (or First Class International Post (as applicable)), addressed as follows:

      If to Strainwise, LLC:
            1350 Independence Street
            Suite 300
            Lakewood, CO 80215
            Attention: Erin Phillips, President

      If to Customer:

            ______________________

            ______________________
            Attention: Shawn Phillips, Managing Member

      or, at such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices shall be deemed to have been given on (i) the date delivered if delivered personally, (ii) the business day after dispatch if sent by overnight courier, (iii) the third business day after posting if sent by U.S. Postal Service (or other applicable postal delivery service), or (iv) the date of transmission if delivered by facsimile or electronic mail (or the business day after transmission If transmitted on a weekend or legal holiday). Notwithstanding the foregoing, any notices delivered by SW to Customer in the normal course of provisioning of Service hereunder shall be deemed properly given if delivered via any of the methods described above or via electronic mail to the address listed on any Customer Order.

7.6   Marks and Publicity.

      (A) Neither party shall have the right to use the other party's or its Affiliates' trademarks, service marks or trade names without the prior written consent or the other party. The marks used by SW are either registered trademarks or service marks of SW, its Affiliates, or third parties in the United States and/or other countries.

      (B) Neither party shall issue any press release relating to any contractual relationship between SW and Customer, except as may be required by law or agreed between the parties in writing.

7.7 Non-Disclosure. Any information or documentation disclosed between the parties during the performance of this Agreement shall be subject to the terms and conditions of the applicable non-disclosure agreement then in effect between the parties.

7.8 Governing Law. This Agreement will be governed by and will be construed and enforced in accordance with the laws of the State of Colorado applicable to agreements entered into and performed within such State, without reference to the conflicts-of-law of such State.

7.9 Venue. The Parties agree that all suits, actions, claims and causes of action relating to the construction, validity, performance and enforcement of this Agreement shall be commenced in the City and County of Denver, Colorado.

7.10 Entire Agreement. This Agreement, including any Service Schedule(s) and Customer Order(s) executed hereunder, constitutes the entire and final agreement and understanding between the parties with respect to the Service and supersedes all prior agreements relating to the Service, which are of no further force or effect.

      All Service Schedules, whether attached hereto or executed between the parties after the Effective Date, are integral parts hereof and are hereby made a part of this Agreement. In the event that Customer desires to add additional Services offered by SW after the Effective Date, then the parties shall negotiate the terms of a Service Schedule for such Service but Customer shall not be bound to the terms of any additional Service Schedule unless both it and SW have so agreed to the new Service Schedule in writing.

7.11 Amendment. This Agreement, and any Service Schedule or Customer Order, may only be modified or supplemented by an instrument in writing executed by a duly authorized representative of each party. Without limiting the generality of the foregoing, any handwritten changes to a Customer Order or any terms and conditions included in any Customer-provided purchase order shall be void unless acknowledged and approved in writing by a duly authorized representative of each party.

7.12 Order of Precedence. In the event of any conflict between this Agreement and the terms and conditions of any Service Schedule and/or Customer Order, the order of precedence is as follows: (1) the Service Schedule,
      (2) this Agreement, and (3) the Customer Order.

7.13 Survival. The provisions of this Article 7 and Articles 3, 5 and 6 and any other provisions of this Agreement that by their nature are meant to survive the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.

7.14 Relationship of the Parties. The relationship between Customer and SW shall not be that of partners, agents, or joint ventures for one another, and nothing contained in this Agreement shall be deemed to constitute a partnership or agency agreement between them for any purposes, including, without limitation, for federal income tax purposes.

7.15 No Waiver. No failure by either party to enforce any right(s) hereunder shall constitute a waiver of such right(s).

7.16 Severability. If any provision of this Agreement shall be declared invalid or unenforceable under applicable law, said provision shall be ineffective only to the extent of such declaration and such declaration shall not affect the remaining provisions of this Agreement. In the event that a material and fundamental provision of this Agreement is declared invalid or unenforceable under applicable law, the parties shall negotiate in good faith respecting an amendment hereto that would preserve, to the fullest extent possible, the respective rights and obligations Imposed on each party under this Agreement as originally executed.

7.17 Joint Product. The parties acknowledge that this Agreement is the joint work product of the parties. Accordingly, in the event of ambiguities in this Agreement, no inferences shall be drawn against either party on the basis of authorship of this Agreement.

7.18 Third Party Beneficiaries. This Agreement shall be binding upon. Inure solely to the benefit of and be enforceable by each party hereto and their respective successors and assigns hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any thirty party any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.19 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument. Electronic or facsimile signatures shall be sufficient to bind the parties to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

__________________________                    STRAINWISE, LLC


By: /s/ Shawn Phillips                        By:/s/ Erin Phillips
    -----------------------------                --------------------------
    Shawn Phillips, Managing Member              Erin Phillips, Managing Member

                                    EXHIBIT A

                               CUSTOMER ORDER AND
                                SERVICE SCHEDULE

January 1, 2014

     ____________ ("Customer") orders from Strainwise, LLC ("SW") the below described services for the Customer's operating entity, _________________, located at ________________________________:

      Branding, Marketing and Administrative Services - $________ per month

     o    Use of the Strainwise logo and images
     o    Marketing and advertising programs
     o General management as deemed necessary and appropriate to provide sufficient oversight
     o    Employee leasing
     o    Procurement, placement and onsite management of ATM systems
     o    Security  planning,  implementation  and  maintenance
     o SW will not participate in any manner in the actual retail sale or wholesale of any marijuana or marijuana infused products of the Customer

     Accounting and Financial Services - $_____ per month

     o    General accounting and financial statement preparation and reporting.
     o    Installation and maintenance of general ledger and accounting systems.
     o    Implementation   maintenance  of  internal   controls  over  financial
          reporting and asset safeguards.
     o    Point-of-sale software and procedures implementation and maintenance.
     o    Accounts receivable processing.
     o    Cash collection processing.
     o    Accounts payable processing.
     o    State and municipal sales tax preparation and filing.
     o    State and Federal income tax preparation.

      Compliance Services - $_______ per month

     o    State, county and municipality regulatory compliance monitoring
     o Report preparation and filings to Federal, state, county and municipal departments

      Nutrient Supplies - Cost plus 90% Markup

     o Bulk procurement of crop nutrients on a co-op, high volume basis to obtain price point volume discounts
     o    Vendor contracting and management

      Production Facilities - Cost plus 40% Markup

     o Provide buildings and cultivation fields on which the Customer may grow marijuana plants.
     o Furnish the buildings with grow lights, shelving, air conditioning, dehumidification and other equipment needed to cultivate and grow marijuana.
     o    Management of inventory to approximate  just-in-time capacity levels
     o    Multi-location product distribution and control
     o Manage the physical production facilities, however, SW will not participate in any manner in the cultivation and growing of marijuana crops
     o The Customer is responsible for providing all employees who will actually grow and distribute the marijuana production.

_______________________


By: /s/ Shawn Phillips
    ------------------------------
    Shawn Phillips, Managing Member

                               FIRST AMENDMENT TO
                            MASTER SERVICE AGREEMENT



     This First Amendment ("Amendment"), dated as of the 1st day of January, 2014 ("Effective Date"), by and between Strainwise, Inc., a Colorado corporation ("SW") and __________________________, a Colorado limited liability company ("Customer") on behalf of _________________________, is made with reference to the following facts: WHEREAS, SW and the Customer entered into a Master Service Agreement ("Agreement") and both SW and the Customer intend that the services to be provided pursuant to the Agreement be provided for a long term period.

NOW THEREFORE, the parties now hereby agree that by this Amendment, Section 1.5 of the Agreement is amended in its entirety to read, as follows:

1.5 "Service Term" shall mean a period ending on December 31, 2023. The Service Term shall continue on a month-to-month basis after December 31, 2023, until terminated by either party by written notice to the other, as provided under Article 7 of the Agreement.

IN WITNESS WHEREOF, Strainwise, Inc. and the Customer have executed this Amendment.




By: /s/ Shawn Phillips
    --------------------------------------
    Shawn Phillips, Managing Member


STRAINWISE, INC.



By: /s/ Shawn Phillips
    --------------------------------------
    Erin Phillips, President




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